[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
Exhibit 10.110
December 21, 2006
Dr. Kurt Konopitzky
Head Division Biopharmaceutical Operations
Boehringer Ingelheim Austria GmbH
Dr. Boehringer-Gasse 5 — 11
A-1121 Vienna, Austria

Re:	Amendment No. 4 to the Data Transfer, Clinical Trial and Market Supply Agreement, dated as of January 27, 2000
Dear Mr. Konopitzky;
As you know, InterMune, Inc. (“InterMune”) and Boehringer Ingelheim Austria GmbH (“BI Austria”) are parties to that certain Data Transfer, Clinical Trial and Market Supply Agreement effective January 27, 2000, as amended effective June 19, 2002, September 18, 2003 and July 26, 2005 (the “Agreement”). This letter (this “Amendment”) will confirm our agreement to amend the Agreement as follows, effective as of the date first set forth above:
1.	The parties hereby agree to replace Section 2 of Amendment No. 3 to the Agreement dated July 26, 2005 in its entirety as follows:

“The parties hereby agree that InterMune’s obligation to purchase [ * ] of [ * ] of the PRODUCT for [ * ] pursuant to Section 3.2.1 of the Agreement shall be [ * ] for such [ * ] without liability or penalty to InterMune with regard to the aforementioned [ * ]; provided, however that InterMune shall also pay to BI Austria a sum of Three Million Three Hundred Ninety-Four Thousand Fifty Euros (3,394,050€) for such [ * ] before the end of 2006 as consideration for a price reduction per vial for purchases of PRODUCT by InterMune in 2007 and 2008 (as set forth in detail in Section 4.1 of the Agreement). The parties further hereby agree that with respect to such [ * ] that InterMune is required[ * ] to purchase in [ * ] pursuant to Section 3.2.1 of the Agreement after giving effect to the modification thereto as set forth in this Section 3 of this Amendment, [ * ] will be produced by BI Austria in the [ * ] for delivery to InterMune in the [ * ] and [ * ] will have [ * ] of in the [ * ] of [ * ].”

2.	The Agreement is hereby amended by adding at the end of Section 4.1 the following:

“Notwithstanding the foregoing, the per unit price (i.e., [ * ] price) to be paid by InterMune for purchases of PRODUCT for each of the [ * ] shall be [ * ] the amount derived by [ * ] Euros ([ * ]€) by the total number of units (i.e., number [ * ]) of PRODUCT purchased and received by InterMune for each [ * ] (“Per Unit [ * ] Calculation”).

The Parties understand and agree that since purchases of PRODUCT and payment therefor will occur periodically throughout the course of each [ * ], the Parties will cooperate with one another in good faith to first estimate the total number of units of PRODUCT InterMune will purchase and receive for [ * ] at the [ * ] (“Projected Units”). The Parties will use the Projected Units in the Per Unit [ * ] Calculation for purposes of BI Austria’s charges and invoices to InterMune and InterMune’s payments for PRODUCTS purchased during the course of the [ * ]. At the [ * ], a reconciliation will be conducted by the Parties by comparing the Per Unit [ * ] Calculation using the Projected Units with the Per Unit [ * ] Calculation using the total number of units of PRODUCTS actually purchased and received by InterMune for the [ * ]. If InterMune has underpaid because the total number of units of PRODUCTS actually purchased and received by InterMune for the [ * ] is more than the Projected Units, then InterMune will pay to BI Austria the amount of the difference. If InterMune has overpaid because the total number of units of Products actually purchased and received by InterMune for the [ * ] is less than the Projected Units, then BI Austria shall reimburse InterMune for the amount of such overpayment.

By way of example, assume that the Parties estimate [ * ]. [ * ], BI Austria would be charging InterMune a per unit price for PRODUCTS purchased by InterMune that will take into account a per unit [ * ] of [ * ]€ (derived by [ * ]). Assume further that at [ * ], InterMune has actually purchased [ * ] of PRODUCT in total such that the [ * ] price InterMune owes BI Austria for [ * ] should have been [ * ] (i.e., derived by [ * ]) rather than [ * ]. Consequently, InterMune would have been overpaying BI Austria for the purchases of PRODUCT [ * ] and BI Austria would be obligated to reimburse InterMune the amount for which InterMune overpaid.

[ * ], in the event InterMune does not purchase [ * ] as defined in the second (2nd) paragraph of Section 3.2.1 of this Agreement and the total number of units of PRODUCT actually purchased and received by InterMune [ * ] does not result in [ * ] equal to [ * ] Euros ([ * ]€), then InterMune shall be entitled to apply the difference between [ * ] Euros ([ * ]€) and the [ * ] for the total number of units of PRODUCTS purchased and received by InterMune [ * ] to offset that amount InterMune is required to pay to BI Austria under the second (2nd) paragraph of Section 3.2.1 as a result of [ * ] (i.e., that amount equal to [ * ] and that amount of PRODUCT actually purchased and received by InterMune [ * ]).”
[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall govern to the extent of such conflict.
Please acknowledge your agreement to the above by countersigning both enclosed copies of this letter where indicated below, and returning one original to the attention of Lucinda Y. Quan, Director, Legal Affairs at InterMune, Tel: (415) 466-2223, Fax: (415) 466-2323. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.

Sincerely,
InterMune, Inc.		Accepted and Agreed:
Boehringer Ingelheim Austria GmbH
By:	/s/ Daniel G. Welch

Daniel G. Welch,
	President and Chief Executive Officer	By:	/s/ Kurt Konopitzky Dr. Kurt Konopitzky
Head Division Biopharmaceuticals
Date:	December 21, 2006		Division

		Date:	December 22, 2006

Boehringer Ingelheim Austria GmbH

		By:	/s/ Monika Henninger Dr. Monika Henninger
Head, Customer Relations & Projects

		Date:	December 22, 2006
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.